                                                                   EXHIBIT 99.1

                             OFFICER'S CERTIFICATE
                                       OF
                       RELIABLE FINANCIAL SERVICES, INC.



         The undersigned hereby CERTIFIES on behalf of Reliable Financial Services, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Puerto Rico, that:

         (1) I am duly elected and qualified as President of Reliable Financial Services, Inc. This Certificate is provided to Banco Popular de Puerto Rico (the "Bank") as per Section 3.10 of that certain Deed of Constitution of Trust and Pooling and Servicing Agreement (Reliable Auto Receivables Grantor Trust 1996-1) dated February 29, 1996. Capitalized terms used herein shall have the meaning provided in such Agreement unless the context otherwise requires; and

         (2) a review of the activities of the Servicer during the period comprised between the Closing Date and the date hereof and of the Servicer's performance under the Agreement has been made under my supervision; and

         (3) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement throughout such period.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal of the Corporation, this 30th day of June, 1996.

                                             RELIABLE FINANCIAL SERVICES, INC.



                                             /s/   Jaime Marti
                                             ---------------------------
                                                   Jaime Marti
                                                    President